Exhibit 99.1

May 24, 2022

Stock Option Exercise and Charitable Giving

Stephane Bancel
Chief Executive Officer

Dear Stakeholders,

When I joined Moderna almost 11 years ago, I was resolute in my belief that mRNA technology would change the world. Through the challenges of the COVID-19 pandemic, we have been able to make a significant contribution to global public health, while also making Moderna into the company it is today.

As part of our growth as an organization, and in reflection of our commercial success, Moderna has provided my family with financial security the likes of which I never imagined or, frankly, sought. In an effort to be as transparent as possible, I wanted to update you on how I intend to use my personal financial resources to better the world.

When I was a child growing up in France, I was fortunate enough to be raised and influenced by Jesuits. In their teachings, they focus on the idea of “magis”, or ensuring that you strive for excellence. The continued effort for excellence is embedded in what I do, and what we do at Moderna. Another powerful idea is that of servant leadership: having a mindset that you exist to serve a greater good. I also happened to marry my best friend, who has an enormous heart and who shares these beliefs.

With those ideals forming the basis of who I am, and strive to be, I wanted to announce a significant update: Brenda and I will be donating all the after-tax proceeds of my original stock options from when I joined Moderna in 2013. We believe this will result in a charitable donation of around $355 million (assuming the stock is trading at around $140/share), and this is after around $280 million in state and federal tax payments.

In the further spirit of transparency, I would like to explain where this money is coming from, and why I am announcing this now.

My first stock option grant, as CEO of Moderna, was granted to me in 2013. It is a 10-year grant that expires in August 2023. I have never exercised a single stock option since joining Moderna in July 2011, almost 11 years ago. I have sold Moderna stock under 10b5-1 plans (which are pre-established plans that allow executives and others to buy or sell stock when they are not in possession of inside information), and gifted Moderna stock to charity, but all of this was stock I purchased with my family’s savings prior to the company going public. I am the only investor in the world who invested in Moderna by purchasing in the Series A, B, C, D, E, F and G fundraising rounds prior to our IPO.

If we do not exercise this stock option, it will expire and be worthless. As such, our choice is clear: Exercise the option and use this moment to create positive change in the world.

In trying to avoid a significant number of shares coming to the market at once and potentially impacting the price of Moderna’s shares, I have decided to set up a 10b5-1 plan where I

Exhibit 99.1
exercise 40,000 shares on Wednesday and 40,000 on Thursday each week, starting May 25, 2022, until the option is fully exercised around June 2023.

My family also has our investment entity OCHA LLC, which, under another 10b5-1 plan, sells 10,000 shares each Thursday. These proceeds are invested in private companies trying to have a positive impact on the world: healthcare companies and companies focused on addressing the adverse impact of climate change. The 10b5-1 plan for OCHA LLC is scheduled to run through the end of 2022.

In connection with the decision to set up a 10b5-1 plan to exercise my stock option, in March 2022, I also decided to terminate gifts and sales under my existing 10b5-1 plans. Under these plans, I have for the last several months donated 4,000 shares to charity every Wednesday, and sold 9,000 shares every Wednesday from the shares I own.

In the coming months, there may be uninformed commentary about my motivations for these sales, but I wanted to share this news now and to provide you with transparency on our plans.

I believe that the best days of Moderna are ahead. We are just getting started with our mRNA platform, and through all the uncertainty in the world today, one thing holds true to me—I believe that Moderna and mRNA technology will change the future of healthcare and make a tremendous impact on patients worldwide. This is just the beginning…
Cheers,

Stephane

Forward Looking-Statement Disclaimer

This post contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding: Mr. Bancel’s future exercises of his stock option granted on August 19, 2013; the terms of 10b5-1 plans entered into by Mr. Bancel and entities under his control; and Mr. Bancel’s plan to contribute the after-tax proceeds from the exercise of the August 2013 stock option to charitable causes. The forward-looking statements in this post are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond the Company’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include those other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and in subsequent filings made by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this post in the event of new information, future developments or otherwise. These forward-looking statements are based on the Company’s current expectations and speak only as of the date hereof.